Exhibit 99.4

CONSENT OF MONTE REDMAN

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of New York Community Bancorp, Inc. (“NYCB”), and any amendments thereto, as a person who is about to become a director on NYCB’s Board of Directors following the completion of the merger (as defined in the Registration Statement) and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Monte N. Redman
Name:	Monte N. Redman
Date: December 18, 2015